Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (FORVIS)

We consent to the incorporation by reference in the Registration Statement (No. 333-146844) on
Form S-8 of Ames National Corporation 401(k) Plan of our report dated June 29, 2023, with respect to the statement of net assets available for benefits of Ames National Corporation 401(k) Plan as of December 31, 2022, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule as of December 31, 2022, which report appears in the December 31, 2022, annual report on Form 11-K of Ames National Corporation 401(k) Plan.

/s/ FORVIS LLP

Springfield, Missouri

June 29, 2023